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                                                          EXHIBIT 99.1

FOR IMMEDIATE RELEASE:


                     STEINWAY ACQUIRES EUROPE'S LARGEST
                           PIANO KEY MANUFACTURER


WALTHAM, MA - January 4, 1999 - Steinway Musical Instruments, Inc. (NYSE: LVB) today announced that it acquired Kluge, Europe's largest manufacturer of piano keys, on December 28, 1998. The purchase price was approximately 3 million Deutsche marks. Kluge, which has manufacturing facilities in Wuppertal, Germany and Wilkow, Poland, generates annual revenues of over 6 million Deutsche marks. Mr. Hans-Georg Narath will maintain his position as managing director after the acquisition.

Commenting on the acquisition, Dana D. Messina, Chief Executive Officer stated, "The completion of this transaction is consistent with our strategy of acquiring complementary businesses. Kluge, with its consistent profitability and reputation for excellence, fits our acquisition profile. We look forward to a smooth, successful integration of Kluge into our piano business."

Bruce A. Stevens, President of Steinway & Sons, added, "We are very excited about this opportunity. Kluge has produced the industry's finest piano keys since 1876 and for virtually that entire period Steinway & Sons has been a major customer. Vertically integrating this acquisition will greatly improve our manufacturing efficiency."

Steinway Musical Instruments, Inc. through its Steinway and Selmer subsidiaries is one of the world's leading manufacturers of musical instruments. Its notable products include Steinway & Sons pianos, Selmer saxophones, Bach trumpets and Ludwig drums. Additional information can be obtained by visiting our web site: www.steinwaymusical.com.

Contact:  Steinway Musical Instruments, Inc.
          Dennis M. Hanson
          Phone: (781) 894-9770
          E-mail:  ir@steinwaymusical.com